Exhibit 7.01

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the capital stock of FX Alliance Inc.

Date: July 18, 2012	THOMSON REUTERS CORPORATION

	By:	/s/ Marc E. Gold
	Name:	Marc E. Gold
	Title:	Assistant Secretary

Date: July 18, 2012	THOMCORP HOLDINGS INC.

	By:	/s/ Priscilla C. Hughes
	Name:	Priscilla C. Hughes
	Title:	Vice President and Assistant Secretary

Date: July 18, 2012	CB TRANSACTION CORP.

	By:	/s/ Priscilla C. Hughes
	Name:	Priscilla C. Hughes
	Title:	Vice President and Secretary